Exhibit 10.15

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of March 25, 2008, by and between Patrick Tangney, a resident of the State of New York (“Buyer”) and David C. McCourt, a resident of the State of New Jersey (“Seller”).

W I T N E S S E T H:

WHEREAS, Seller owns 2,574,900 shares of Granahan McCourt Acquisition Group, a Delaware corporation (“GMAC”), common stock, par value $0.0001 per share (“GMAC Common Stock”);

WHEREAS, Buyer is the Executive Vice President, Strategy of GMAC; and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, 562,500 shares of GMAC Common Stock (the “Shares”), in accordance with the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, and other good and valuable consideration, Buyer and Seller hereby agree as follows:

1.             Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, on the date hereof, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller, the Shares, for an aggregate purchase price equal to $375.00 (three hundred seventy five dollars) (the “Purchase Price”).

2.             Closing.  The closing of the purchase contemplated by Section 1 (the “Closing”) shall take place at the office of Debevoise & Plimpton LLP, 919 Third Avenue, New York, N.Y. 10022, at 10:00 A.M. on March 25, 2008, or such other time, date or place as the parties may mutually agree.  At the Closing:

(a)           Seller will sell, transfer and deliver to Buyer all of the Shares, via book entry, and shall deliver appropriate instructions for book entry transfer to GMAC’s transfer agent; and

(b)           Buyer will purchase the Shares and deliver to Seller a certified or official bank check payable to or upon the order of Seller, in an amount equal to the Purchase Price.

3.             Representations of Buyer.

(a)           Evaluation of and Ability to Bear Risks.  Buyer is aware of GMAC’s business affairs and financial condition and has acquired sufficient information about GMAC to reach an informed and knowledgeable decision to acquire the Shares.  Buyer is purchasing the Shares for investment for Buyer’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Act”).

(b)           Buyer represents that Buyer is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated by the Securities and Exchange Commission under the Act.

4.             Covenants of Buyer.

(a)           Buyer hereby acknowledges that the Shares are not “IPO Shares” within the meaning of GMAC’s Fourth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and that, as set forth in Paragraph D of Article Fifth of the Certification of Incorporation, the Shares shall have no distribution right unless and until there shall occur a “Business Combination” (as defined in the Certificate of Incorporation).  Buyer further acknowledges that, as set forth in Paragraph D of Article Fifth of the Certification of Incorporation, if a Business Combination does not occur within the time period specified therein, and GMAC is thereafter dissolved as provided therein, the Shares shall not be entitled to any liquidating distributions.

(b)           Buyer also hereby acknowledges that (i) the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state or foreign securities or “blue sky” laws, (ii) it is not anticipated that there will be any public market for the Shares unless and until a Business Combination occurs as set forth in the Certificate of Incorporation, (iii) the Shares must be held and Buyer must continue to bear the economic risk of the investment in the Shares until a Business Combination occurs and the Shares are registered under the Securities Act and such state or foreign laws or an exemption from registration is available, (iv) disposing of the Shares without registration in reliance upon Rule 144 promulgated under the Securities Act (“Rule 144”) can generally be made only in limited amounts in accordance with the terms and conditions of such Rule 144, (v) a restrictive legend in form and substance deemed necessary or appropriate by GMAC shall be placed on the certificates representing the Shares and (vi) a notation shall be made in the appropriate records of GMAC indicating that the Shares are subject to restrictions on transfer described in this Agreement and as set forth in the letter agreement referred to below, and appropriate stop-transfer restrictions will be issued to any transfer agent with respect to the Shares until such time as the transfer restrictions no longer apply to the Shares.  Buyer agrees that he will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of any of the Shares (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of any Shares), except in compliance with the Securities, and the rules and regulations of the Securities and Exchange Commission thereunder, and in compliance with applicable state and foreign securities or “blue sky” laws.

(c)           Buyer hereby agrees to be bound by the terms and conditions of that certain letter agreement, dated October 18, 2006, among GMAC, Deutsche Bank Securities Inc. and Seller which are applicable to the holder of the Shares, as if a party thereto.

5.             Section 83(b) Election.  Within thirty (30) days of the date on which the Closing occurs, Buyer shall prepare and file with the Internal Revenue Service an election pursuant to Section 83(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to his purchase of the Shares.  Buyer shall comply with the other requirements of Section 83(b) of the Code and the regulations promulgated thereunder so that such election is fully effective with respect to such purchase.

6.             Registration Rights Agreement.  Seller hereby assigns and transfers all of its rights, duties and obligations under the Registration Rights Agreement, dated as of October 18, 2006, among GMAC, Seller and the other signatories a party thereto, solely with respect to the Shares, and Buyer hereby accepts and agrees to assume such rights, duties and obligations.

7.             Repurchase of Shares.

(a)           If prior to the signing by GMAC of a merger agreement, purchase agreement or similar document related to a Business Combination (as defined in the Fourth Amended and Restated Certificate of Incorporation of GMAC) Buyer ceases to be an officer or employee of GMAC, Seller shall have the right, but not the obligation, to purchase from Buyer, and Buyer shall sell, transfer, assign, convey and deliver to Seller if Seller exercises such right, the Shares for an amount equal to the Purchase Price within 60 days of the exercise of such right; provided that the foregoing shall not apply if Buyer’s employment with GMAC was terminated by GMAC without Cause.  “Cause” means the Buyer’s gross misconduct, fraud or dishonesty, which has resulted or is likely to result in material economic damage to GMAC, as determined in good faith by the board of directors at a duly called meeting of the board of directors, at which the Buyer is provided an opportunity to be heard (with representation by counsel of his choosing, should he so desire).  This Section 7(a) shall expire and be of no further force or effect upon the signing by GMAC of a merger agreement, purchase agreement or similar document related to a Business Combination or the filing of an S-4 related to a Business Combination, whichever occurs earlier.

(b)           If, subsequent to the filing of an S-4 related to a Business Combination but prior to the consummation of a Business Combination (as defined in the Fourth Amended and Restated Certificate of Incorporation of GMAC), Buyer ceases to be an officer or employee of GMAC, Seller shall have the right, but not the obligation, to purchase from Buyer, and Buyer shall sell, transfer, assign, convey and deliver to Seller if Seller exercises such right, immediately prior to the closing of such Business Combination, up to 50% of the Shares (the “Repurchased Shares”) for an amount in cash equal to the product of (i) the number of Repurchased Shares, multiplied by (ii) the quotient of (A) the Purchase Price, divided by (B) the Shares; provided that the foregoing shall not apply if Buyer’s employment with GMAC was terminated by GMAC without Cause.  “Cause” means the Buyer’s gross misconduct, fraud or dishonesty, which has resulted or is likely to result in material economic damage to GMAC, as determined in good faith by the board of directors at a duly called meeting of the board of directors, at which the Buyer is provided an opportunity to be heard (with representation by counsel of his choosing, should he so desire).  This Section 7(b) shall expire and be of no further force or effect upon consummation of a Business Combination.

8.             Indemnification.  Buyer shall indemnify the Seller and GMAC and hold the Seller and GMAC harmless from and against any claim, loss or cause of action arising from or in connection with the purchase of the Shares, including, without limitation, the preparation of and filing with the Internal Revenue Service of an election pursuant to 83(b)(2) of the Code and any withholding obligations with respect to the purchase of the Shares.

9.             Miscellaneous.

(a)           Expenses.  Each party hereto shall pay its own expenses incurred in connection with this Agreement, except that all stock transfer taxes, if any, payable with respect to the transfer of the Shares hereunder shall be paid by Buyer.

(b)           Notices.  All notices, claims, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly given if delivered or mailed (registered or certified mail, postage prepaid, return receipt) as follows:

(i)

If to Seller, to:

c/o Granahan McCourt Acquisition Corp.
179 Stony Brook Road
Hopewell, NJ 08525
Tel: (609) 333-1200
Attention: David C. McCourt

with a copy to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Fax: (212) 909-6836
Attention: Michael J. Gillespie

(ii)

If to Buyer, to:

250 Mercer Street
Suite C-305
New York, NY 10012
Fax: (646) 405-0198
Attention: Patrick Tangney

(c)           No Third Party Beneficiaries.  Nothing in this Agreement shall confer any rights upon any person or entity that is not a party or a successor or permitted assignee of a party to this Agreement other than (i) Section 8, which is intended to be for the benefit of and enforceable by GMAC and may be enforced by GMAC, and (ii) Section 4, which is intended to be for the benefit of GMAC and Deutsche Bank Securities, Inc. and may be enforced by such persons.

(d)           Waiver; Amendment.  This Agreement may be amended or modified only by a written instrument executed by each party hereto.  Any of the terms and conditions of this Agreement may be waived in writing at any time prior to the Closing by the party or parties entitled to the benefits thereof.  Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party or parties granting such waiver in any other respect or at any other time.  The failure of any party to insist upon strict performance of the provisions hereof shall not be construed as a waiver of future compliance.

(e)           Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of New York (except that no effect shall be given to any conflicts of law principles of the State of New York that would require the application of the laws of any other jurisdiction).

(f)            Counterparts.  This Agreement may be executed in counterparts, each of which when so executed shall be deemed an original and all of which shall constitute one and the same instrument.

(g)           Further Action.  Each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date first written above.

Patrick Tangney

/s/ Patrick Tangney

David C. McCourt

/s/ David C. McCourt